SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
SWIFT TRANSPORTATION CO., INC.
(Exact name of registrant as specified in its charter)

Nevada	86-0666860

(State of incorporation or organization)	(IRS Employer
Identification
No.)

2200 South 75th Avenue, Phoenix, AZ	85043

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.☐
Securities Act registration statement file number to which this form relates:

(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:
Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Stock Purchase Rights	Nasdaq Stock Market

     This Amendment to Form 8-A amends the Form 8-A (the “Form 8-A”) filed with the Securities Exchange Commission (the “Commission”) on July 19, 2006 by Swift Transportation Co., Inc., (the “Company”) and is being filed to disclose an amendment to the Stockholder Protection Rights Agreement, dated as of July 18, 2006, by and between the Company and Mellon Investor Services LLC, as Rights Agent (as amended, the “Rights Agreement” and such amendment, the “Rights Agreement Amendment”). The Rights Agreement Amendment provides that, among other things, neither the execution of the Agreement and Plan of Merger (the “Merger Agreement”) dated January 19, 2007 among the Company, Saint Acquisition Corporation, a Nevada corporation (“MergerCo”), and Saint Corporation, a Nevada corporation (“Parent”), pursuant to which MergerCo will be merged with and into the Company (the “Merger”), nor the consummation of the Merger or the other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the stockholder rights or any adverse event under the Rights Agreement. In particular, none of MergerCo, Parent, or any of their respective affiliates or associates will be deemed to be an Acquiring Person (as defined in the Rights Agreement) solely by virtue of the approval, execution, delivery, adoption or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated by the Merger Agreement. The Rights Agreement was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 22, 2007.
Item 1. Description of Registrant’s Securities to be Registered
     The description of the right to purchase that number of shares of common stock, par value $0.001, of the Company (the “Common Stock”) having an aggregate Market Price (as defined in the Rights Agreement) associated with each share of Common Stock of the Company is contained in the Registration Statement on Form 8-A of the Company (File No. 001-32952) filed with the Commission on July 19, 2006. The description, which can be found under “Description of Registrant’s Securities to be Registered” is incorporated into this Item 1 by reference.
Item 2. Exhibits.
     The exhibits to this registration statement are listed in the Exhibit Index, which appears after the signature page and is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SWIFT TRANSPORTATION CO., INC.

By	/s/ Glynis Bryan
Name: Glynis Bryan
Title: Chief Financial Officer
Date: January 24, 2007

EXHIBIT INDEX

Exhibit No.	Description

(1)	Stockholder Protection Rights Agreement, dated as of July 18, 2006 (the “Rights Agreement”), between Swift Transportation Co., Inc. and Mellon Investors Service LLC, as Rights Agent (incorporated by reference to Exhibit (1) to the Swift Transportation Co., Inc. Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 19, 2006 (File No. 001-32952)).

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit (2) to the Swift Transportation Co., Inc. Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 19, 2006 (File No. 001-32952)).

(3)	Form of Certificate of Designation and Terms of Participating Preferred Stock, included in Exhibit B to the Rights Agreement (incorporated by reference to Exhibit (3) to the Swift Transportation Co., Inc. Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 19, 2006 (File No. 001-32952)).

(4)	Amendment, dated as of January 18, 2007, to Rights Agreement between the Company and Mellon Investor Services, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on January 22, 2007 (File No. 001-32952)).